UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2019

JanOne Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-19621	41-1454591
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 E. Warm Springs Road, Suite 102, Las Vegas, NV	89119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 997-5968

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	JAN	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b 2 of this chapter).

Emerging growth company ☐

If any emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.01. Change in Registrant’s Certifying Accountant.

On October 14, 2019, SingerLewak LLP (“SingerLewak”) informed JanOne Inc. (the “Company”) that it resigned as the Company’s independent registered public accounting firm. The audit report of SingerLewak on the Company’s financial statements for the fiscal years ended December 29, 2018 and December 30, 2017 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During the Company’s two most recent fiscal years ended December 29, 2018 and December 30, 2017, and for the subsequent interim period through the date of this Current Report on Form 8-K (the “Form 8-K”), the Company had no “disagreements” (as described in Item 304 (a)(1)(iv) of Regulation S-K) with SingerLewak on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of SingerLewak, would have caused it to make reference in connection with its opinion to the subject matter of the disagreements. During the Company’s two most recent fiscal years ended December 29, 2018 and December 30, 2017, and for the subsequent interim period through the date of this Form 8-K, there was no “reportable event” within the meaning of Item 304(a)(1)(v) of Regulation S-K other than the following material weaknesses (A) reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2018: (i) insufficient information technology general controls (“ITGCs”) and segregation of duties. Several employees of the Company have been provided access to Company systems when their duties do not appear to require access, or which results in a lack of segregation of duties. No authorization or lack of sufficient approval was noted on some journal entry transactions; and (ii) inadequate control design or lack of sufficient controls over significant accounting processes. Inventory and purchase controls are not sufficient. The financial close process needs additional formal procedures and closing checklists and reconciliations. Revenue recognition controls regarding transactions with sales tax elements need additional process checks and controls, and (B) reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2019: (1) insufficient ITGC and segregation of duties. It was noted that people who were negotiating a contract, were also involved in approving invoices without proper oversight. Additional controls and procedures are necessary and are being implemented to have check and balance on significant transactions and governance with those charged with governance authority; (2) inadequate control design or lack of sufficient controls over significant accounting processes. The cutoff and reconciliation procedures were not effective with certain accrued and deferred expenses; (3) insufficient assessment of the impact of potentially significant transactions; and (4) insufficient processes and procedures related to proper recordkeeping of agreements and contracts. In addition, contract to invoice reconciliation was not effective with a certain transportation service provider.

The Company provided SingerLewak with a copy of the disclosures it is making in this Form 8-K prior to its filing with the U.S. Securities and Exchange Commission (the “SEC”) and requested that SingerLewak furnish a letter addressed to the SEC stating whether or not it agrees with the statements made by the Company in response to Item 304(a) of Regulation S-K. A copy of that letter, dated October 18, 2019, is filed as Exhibit 16.1 to this report.

On October 15, 2019, the Audit Committee of the Board of Directors of the Company approved the engagement of, and the Company engaged, WSRP, LLC as the Company’s new independent registered public accounting firm, effective immediately. During the Company’s two most recent fiscal years ended December 29, 2018 and December 30, 2017 and for the subsequent interim period through the date of filing this Form 8-K, neither the Company, nor anyone on behalf of the Company consulted with WSRP, LLC regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, or (ii) any matter that was either the subject of a disagreement as described in Item 304(a)(1)(iv) of Regulation S-K or a reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

(d)        Exhibits

Exhibit No.	Description
16.1	Letter of SingerLewak LLP

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JanOne Inc.

Date: October 18, 2019	/s/ Tony Isaac
Tony Isaac Chief Executive Officer

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